Exhibit 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                           RUBIN PROPERTY GROUP, INC.

                            (A DELAWARE CORPORATION)

         FIRST: The name of the corporation (hereinafter called the "corporation") is Rubin Property Group, Inc.



         SECOND: The address, including street, number, city, and county, of the registered office of the corporation in the State of Delaware is 1013 Centre Road, City of Wilmington 19805, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

         THIRD: The nature of the business and the objects or purposes to be conducted, transacted, promoted or carried on by the corporation are any and all lawful acts or activities for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH: The aggregate number of shares which this corporation is authorized to issue is 110,000,000, consisting of 100,000,000 of common stock which shall have a par value of $0.0001 per share, and 10,000,000 shares of preferred stock which may be issued in series. The number of shares to be included in any series of Preferred Stock, and all of the designations, relative rights, preferences and limitations of the shares of each such series, may be fixed by the board of directors of the corporation.

         FIFTH: The corporation reserves the right to amend, alter, change or repeal any provisions contained in this certificate of incorporation in the manner now or hereafter prescribed by law and by this certificate of incorporation. All the provisions of this certificate of incorporation and all rights and powers conferred in this certificate of incorporation on stockholders, directors and officers are subject to such reserved power.

         SIXTH: The name of the incorporator is Dan Rubin, whose mailing address is c/o Rubin Investment Group, Inc., 2121 ----- Avenue of the Stars, Suite 101, Los Angeles, California 90067.



         SEVENTH: The corporation is to have perpetual existence.



         EIGHTH: The following provisions are inserted for the regulation of the business and for the conduct of the affairs of the corporation:



         1. Election of directors need not be by ballot unless the By-Laws so provide.



         2. The Board of Directors is expressly authorized, without the assent or vote of the stockholders, to make, alter, amend, or repeal the By-Laws of the corporation and to adopt new By-Laws.



         3. Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the corporation may be kept (subject to any provision contained in the Statutes of Delaware) within or without the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the corporation.

         NINTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of Subsection
(b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

         TENTH: The corporation shall, to the fullest extent permitted by
Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons to whom it shall have power to indemnify under said section from and against any and all of the expenses (including by way of advancement), liabilities, or other matters referred to in or covered by said section, and the indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in the indemnified party's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is his act and deed and that the facts herein stated are true, and accordingly has hereunto set his hand this eighth day of March, 2001.

                                                     /S/ DAN RUBIN
                                                     -------------

                                                     Dan Rubin, Incorporator